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                                                                   EXHIBIT 10.83

         Attached is the employment offer letter originally given to Gregory L. Reyes by Brocade Communications Systems, Inc. (the "Company") in connection with his initial employment. Subsequent to such time, the Company has agreed with Mr. Reyes that Mr. Reyes will be a strategic advisor to the Board of Directors and to the Chief Executive Officer.
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                       BROCADE COMMUNICATIONS SYSTEMS, INC.
                             1901 GUADALUPE PARKWAY
                               SAN JOSE, CA 95131
                                 (408)487-8000

June 25,1998

Mr. Greg Reyes
14742 Via De Marcos
Saratoga, CA 95070

Dear Greg:

On behalf of Brocade Communications Systems, I am pleased to offer you the position of President and Chief Executive Officer, reporting to the Board of Directors. In addition to our role of CEO, you'll also be elected to serve as a Director. Your annual salary will be $200,000. In addition, you will receive the Company's standard employee benefit package.

You will also be eligible for an annual bonus equal to up to one half of your salary upon achievement of specific milestones. This bonus will be paid quarterly commencing with the quarter ended October 31,1998. The milestones will be proposed by you in January of each year (or within 45 days of your start date in the first year), and will be negotiated and approved by the Board of Directors.

In addition, Brocade is offering you a nonstatutory stock option to purchase 1,535,662 shares of Brocade Common Stock, subject to Board approval. (The number of fully diluted shares outstanding as of this date is approximately 22,750,560). The exercise price of the option will be equal to the fair market value of Brocade's Common Stock on the date the Board grants your stock option. Your option will commence vesting upon your start of employment and is contingent on continued employment. After the first year of employment, 1/4 of the shares will vest and thereafter, 1/36 of the remaining shares will vest each month. This grant will be immediately exercisable subject to the execution of a Stock Repurchase Agreement that provides for a repurchase right which lapses according to the vesting schedule. If you leave the Company, the terms and conditions of this repurchase right are specified in the Company's Stock Repurchase Agreement. Furthermore, Brocade will offer you a full-recourse note to facilitate your participation in such a stock purchase. This note will be offered at the lowest legal interest rate, with principal and interest payable upon the earlier of (a) one year after the first to occur of an IPO, merger, sale of substantially all of the Company's assets or a liquidation event, (b) two (2) years after termination or (c) seven (7) years after the date of the note.

Should Brocade undergo a change of control, fifty percent of your unvested options shall be accelerated. In addition, in the event of a change of control, should your employment end as a result of termination (a) other than "for cause," or (b) as a result of "constructive termination,"

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Mr. Greg Reyes
June 25,1998
Page 2

the balance of your unvested shares shall become vested and you will also receive a lump sum severance equal to one year of your targeted earnings (base salary plus incentive compensation).

Should your job, after ninety days of employment, be terminated involuntarily (other than in connection with a change of control) for any reason other than "for cause," your salary, benefits, and a stock option vesting will continue for six months beyond the date of termination.

This offer of employment is contingent upon your execution and return of this offer letter. You will also be asked to sign a Non-Disclosure Agreement and a Proprietary Information Agreement as part of your new hire orientation. For purposes of federal immigration law (Immigration Reform and Control Act of 1986) you are required to provide documentary evidence of your eligibility for employment in the United States.

Further, your employment with Brocade is "at will" and may be terminated by either the employee or employer at any time, for any reason. Nothing in this offer is to be construed as a contract of employment for any specific length of time. Except for the Non-Disclosure Agreement and the Proprietary Information Agreement and Stock Option/Stock Repurchase Agreement and any rights in employee benefits generally offered to employees of Brocade, this offer represents the entire agreement related to your employment with Brocade and supersedes all prior or contemporaneous oral or written communications and representations.

Greg, we are pleased to welcome you to Brocade Communications Systems. Please signify your acceptance of our offer by signing below and returning this letter to me, no later than June 30th.

Sincerely,

BROCADE COMMUNICATIONS SYSTEMS, INC.

/s/ Neal Dempsey
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    Neal Dempsey, Director

Acknowledged receipt and accepted offer:

/s/ Greg Reyes                                              Greg Reyes
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    Name, Signature                                         Name, Printed

6-29-98
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Today's Date

7-13-98
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Start Date